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                                                                    EXHIBIT 10.7

                           AVALONBAY COMMUNITIES, INC.

                             SECRETARY'S CERTIFICATE

                                  AMENDMENTS TO
                           THE AVALON PROPERTIES, INC.
                 AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

On May 6, 1999, at a duly called and held meeting of the Compensation Committee of the Board of Directors of AvalonBay Communities, Inc. (the "Company") and at a duly called and held meeting of the full Board of Directors of the Company, such Committee and the Board adopted the following amendments to the Avalon Properties, Inc. Amended and Restated 1995 Equity Incentive Plan (the "Avalon Plan"):

            1. The definition of "Retirement" set forth in Section 1 of the Avalon Plan was amended to read in its entirety as follows:

                                 "Retirement" means (i) the employee's
                                 termination of employment with the Company and its Subsidiaries, other than for Cause, after attainment of age 55, but only if upon such termination of employment the employee has been employed in the aggregate for a period of at least 120 contiguous months by the Company, by any company of which the Company is the successor by name change or reincorporation, by Avalon Properties, Inc. or by Trammell Crow Residential, or any affiliate of any of the foregoing; and (ii) with respect to any employee of the Company who as of May 5, 1999 has attained the age of 50 or more and who, upon retirement, has served in the capacity of senior vice president or a more senior position for at least one year (including service with Avalon Properties), "retirement" means the employee's termination of employment with the Company and its Subsidiaries other than for Cause."

            2. A new Section 5(a)(vii)(C) to the Avalon Plan was adopted, such section reading in its entirety as follows:

                                 "Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries is terminated by reason of Retirement (but not if such termination qualifies as a retirement only under clause (ii) of the definition of Retirement) shall be automatically vested as of the date of termination of such employee's Retirement notwithstanding that the provisions of the related stock option agreement provide for forfeiture of the unvested portion of the award upon termination."

            3. The following sentence was added at the end of Section 6(a) (Nature of Restricted Stock Awards), such sentence reading in its entirety as follows:

                                 "In the event of termination of an employee by reason of Retirement (but not if such termination qualifies as a retirement only under clause (ii) of the definition of Retirement), then in such event any Restricted Stock Awards held by such employee on the date of termination shall continue to vest in accordance with their terms following such termination, notwithstanding that the provisions of the Restricted Stock Award agreement provide for forfeiture of the unvested portion of the award upon termination."

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            IN WITNESS WHEREOF, the undersigned has signed this certificate as of May 6, 1999.

                                        AVALONBAY COMMUNITIES, INC.

                                        /s/  Edward M. Schulman

                                        Name:       Edward M. Schulman
                                        Title:      Secretary